UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 668-2586
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
Bridgepoint Education, Inc. (the "Company") previously disclosed that it received a letter from the Iowa Department of Education (the "Iowa DOE") indicating that, as a result of the planned closure of Ashford University’s campus in Clinton, Iowa, the Iowa State Approving Agency (the “ISAA”) will no longer continue to approve Ashford’s programs for GI Bill benefits after June 30, 2016, and recommending Ashford seek approval through the State Approving Agency of jurisdiction for any location that meets the definition of a “main campus” or “branch campus”. The Company further disclosed that Ashford University was applying for approval through the State Approving Agency in California ("CSAAVE") with the intention of obtaining approval by June 30, 2016, and also working with representatives from the U.S. Department of Veterans Affairs (the "VA"), the ISAA and CSAAVE in order to prevent any disruption of educational benefits to Ashford's veteran students.
On June 20, 2016, the Company received a second letter from the Iowa DOE indicating that the Iowa DOE had issued a stay of the ISAA's withdrawal of approval of Ashford's programs for GI Bill benefits effective immediately until the earlier of (i) 90 days from June 20, 2016 or (ii) the date on which CSAAVE completes its review and issues a decision regarding the approval of Ashford in California. Ashford University has received communication from CSAAVE indicating that additional information and documentation is required before Ashford's application can be considered for CSAAVE approval. The Company and Ashford are working to provide all documentation and information necessary in order for CSAAVE to complete its review and issue a decision regarding approval of Ashford in California. The Company also continues to work with the VA, the ISAA and CSAAVE in order to prevent any disruption of educational benefits to Ashford's veteran students. At this time we cannot be certain that CSAAVE approval will be obtained within 90 days from June 20, 2016, and any potential delays or gaps in coverage for GI Bill benefits could have a material adverse effect on current and future military student enrollment and the Company’s revenues, financial condition, cash flows and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2016		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel